UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  03/26/2011

Westway Group, Inc.
(Exact name of registrant as specified in its charter)

Commission File Number:  000-52642

Delaware	20-4755936
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

365 Canal Street, Suite 2900
New Orleans, LA 70130
(Address of principal executive offices, including zip code)

(504) 525-9741
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01.    Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing

On March 29, 2011, Westway Group, Inc. (the "Company") notified Nasdaq that, as a result of the resignation of Mr. Gregory F. Holt from the Board of Directors (the "Board") as described below, the Company does not have a majority of independent directors on its Board, as required by Nasdaq Listing Rule 5605(b)(1), and does not have three independent members serving on its Audit Committee, as required by Nasdaq Listing Rule 5605(c)(2). The Company and the remaining members of the Board intend to take prompt action within the time periods provided by Nasdaq Listing Rules 5605(b)(1)(A) and 5605(c)(4)(B), respectively, to cause a majority of the members of the Board to be independent within the meaning of Nasdaq Listing Rule 5605(a)(2) and to cause the Audit Committee to be composed of three independent directors.

Item 5.02.    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On Saturday, March 26, 2011, the Company's Chairman of the Board, Francis P. Jenkins, Jr., received a letter of resignation via email from Gregory F. Holt, such resignation being effective immediately. All other Board members and the Company's chief financial officer and secretary were copied on the email. Mr. Holt had been Chairman of the Nominating Committee and a member of the Audit Committee and the Compensation Committee. Mr. Holt's resignation letter, which is attached hereto as Exhibit 17.1 and incorporated herein by reference, includes his description of the reasons for his resignation. The Company disagrees with each of the assertions made by Mr. Holt in his resignation letter.

Item 9.01.    Financial Statements and Exhibits

(d) Exhibits
17.1   Letter from Mr. Gregory F. Holt dated March 26, 2011

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Westway Group, Inc.

Date: March 31, 2011	By:	/s/ Thomas A. Masilla, Jr.
Thomas A. Masilla, Jr.
Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description
EX-17.1	Letter from Mr. Gregory F. Holt dated March 26, 2011